Exhibit 99.1

Entorian Technologies Reports First Quarter 2008 Financial Results

Increases Second Quarter Revenue Guidance

AUSTIN, Texas--(BUSINESS WIRE)--Entorian Technologies Inc. (NASDAQ: ENTN), a market-leading provider of advanced electronic technologies and solutions for enterprise, consumer and other high-growth markets, announced financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Results

Total revenue for the first quarter was $8.6 million, which was in line with the company’s previously stated guidance. This compares to $13.0 million in the fourth quarter of 2007, and $8.7 million in the first quarter of 2007. Product revenue in the first quarter was $7.2 million, compared to $11.1 million in the fourth quarter of 2007, and $7.2 million in the first quarter a year ago. License revenue was $1.4 million, compared to $1.9 million in the previous quarter and $1.5 million in the first quarter 2007.

In the first quarter, the company incurred charges of approximately $1.6 million associated with M&A initiatives, inventory related to flex circuits for DDR1 technologies, first-generation ArctiCore™ samples, memory inventory price adjustments and litigation.

Under generally accepted accounting principles (GAAP), the net loss for the first quarter was $5.9 million, or ($0.13) per diluted share, compared to a net loss of $31.7 million, or ($0.68) per diluted share, in the fourth quarter of 2007, which included a non-cash goodwill impairment charge of $27.9 million. In the first quarter of 2007, the net loss was $2.9 million, or ($0.06) per diluted share. The first quarter 2008 operating loss was $6.6 million, compared to an operating loss of $32.6 million in the previous quarter and $4.1 million in the first quarter of 2007.

Excluding non-cash charges for stock-based compensation and amortization and impairment of acquisition intangibles, the non-GAAP net loss was $4.4 million, or ($0.09) per diluted share, compared to a non-GAAP net loss of $1.1 million, or ($0.02) per diluted share, in the previous quarter. Non-GAAP net income in the first quarter of 2007 was $70,000, or $0.00 per diluted share. A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables following the text of this press release.

Cash, cash equivalents and investments on March 31, 2008 totaled $53.7 million, compared to $61.9 million on December 31, 2007. During the quarter, the company repurchased 47,000 shares of its common stock under its repurchase program at a cost of approximately $64,000.

Business Summary

“During the quarter, we experienced typical seasonality and the impact of the expected shut down of approximately one-third of our California manufacturing capacity, as we transitioned this capacity to our lower-cost facility in Reynosa, Mexico,” commented Wayne Lieberman, Entorian’s CEO. “This transition is nearly complete and we expect the first production runs to begin late in the second quarter 2008. In addition, last week we notified employees and applicable governmental entities that we are transferring the remainder of our manufacturing operation from California to Mexico. We will begin this transition in the second quarter and expect to complete it by the end of the third quarter. We will be eliminating approximately 60 positions in Irvine as a result of this transition. We will maintain an office in Irvine for sales and other administrative positions.”

Mr. Lieberman continued, “In addition, we recently announced the settlement of our litigation with Kentron Technologies, Inc. and Mr. Chris Karabatsos related to our ArctiCore™ module technologies. The settlement includes the sale by Kentron and Mr. Karabatsos of certain of their intellectual property to Entorian, and we will now resume standardization of our ArctiCore technologies before the JEDEC Solid State Technology Association. Finally, we continued to pursue strategic acquisition opportunities where our mechanical and electrical packaging expertise will add value to our customers. Our acquisition strategy remains focused on high-growth markets, as well as expanding our customer base and sales channels,” concluded Mr. Lieberman.

Business Outlook

Entorian is increasing its previously stated second quarter 2008 total revenue guidance, and now expects revenue to range between approximately $8.5 million and $10 million.

Web Cast and Conference Call

Entorian will host a conference call and web cast with investors today, May 14, 2008, at 3:30 p.m. Central time (4:30 p.m. Eastern time) to discuss the first quarter financial results and the business outlook for the second quarter of 2008. Investors and other interested parties may access the call by dialing 1-888-599-8667 in the U.S. (913-312-1226 outside of the U.S.), with the confirmation code 3341541, at least 10 minutes prior to the start of the call. In addition, an audio web cast will be available through the Entorian web site at http://entorian.com. A replay will be available for 2 business days following the call at 1-888-203-1112 in the U.S. (719-457-0820 outside of the U.S.), confirmation code 3341541.

Cautionary Language

This press release contains forward-looking statements. These statements are generally accompanied by words such as “expect,” “anticipate,” “believe,” “estimate,” and similar expressions. These statements include our estimates of second quarter 2008 revenue and the expected timing of moving our manufacturing from California to Mexico. We do not have long-term agreements with our customers or sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, transitions in the technologies utilized by OEMs and others (including but not limited to increased use of dual-die and planar solutions and a continuing shift from DDR-1 to DDR-2) and the resulting impact on our business; reduced DRAM pricing and less demand for our products, due to a DRAM oversupply in certain instances; having significant customer concentration and the impact on our operating results of a material decline in orders from any customer or of a consolidation of our customers; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; our inability to successfully integrate our acquisition of Southland Micro Systems; an increased risk associated with the volatility of the price of DRAM, given our increased purchases of DRAM as a result of our acquisition of Southland; the risks associated with expanding into new markets without past experience in those markets and to releasing new products generally; the risk that our new technologies, such as our NAND Flash-memory stacking technologies, FlashStak X-2 and ArctiCore, are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risk that we are unable to productize or monetize the intellectual property that we develop; the areas in California and Mexico in which we manufacture are subject to earthquakes, fires, flooding and other natural disasters, for some of which we are not insured; the risk that we will be unable to enter into additional license agreements to license our technologies; the risks associated with intellectual property litigation or other litigation; the risk that our customers or we are unable to obtain adequate memory or other materials; the risk that we incur problems in our manufacturing processes or facilities or that we are unable to maintain or improve our manufacturing capacity and turnaround times; risks related to qualifying our current or future products in our customers’ future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies and companies with market share where we are targeting expansion; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; risks associated with failing to achieve standardization of certain of our products (such as ArctiCore) from JEDEC; risks associated with acquiring other businesses or technologies in the future; our inability to identify companies to acquire; the risks of seasonality, to which we are subject; and the risks associated with our dependence on a few key personnel to manage our business effectively.

For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 14, 2008. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the Company has provided non-GAAP financial measurements that present operating income, net income and earnings per diluted share on a basis excluding non-cash charges for stock-based compensation and amortization and impairment of acquisition intangibles and the associated income tax effect. Details of these excluded items are presented in one of the tables below, which reconcile the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release, the associated tables and the reconciliation from GAAP results to additional non-GAAP financial measurements that may be discussed in the first quarter 2008 earnings conference call can be found on the Company's web site at http://entorian.com. Entorian has chosen to provide non-GAAP financial measurements to investors because it believes that excluding certain charges represents a better basis for the comparison of its current results to the results of its peer companies. In addition, the Company believes that it provides a means to highlight the results of core ongoing operations to investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

About Entorian Technologies

Entorian Technologies Inc. is a market-leading provider of advanced electronic technologies and solutions for enterprise, consumer and other high-growth markets. With an IP portfolio of more than 200 patents and pending patent applications, the company offers high-speed, high-capacity solutions, and technology licensing. Headquartered in Austin, Texas, Entorian operates two ISO-certified manufacturing facilities in Irvine, California and Reynosa, Mexico. For more information, go to http://www.entorian.com.

Entorian is a trademark of Staktek Group LP.

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2008	2007	2007
Revenue:
Product	$7,212	$11,088	$7,182
License	1,400	1,923	1,496
Total revenue	8,612	13,011	8,678
Cost of revenue:
Product (1)	8,913	10,151	5,848
Amortization and impairment of acquisition intangibles	588	1,154	1,700
Total cost of revenue	9,501	11,305	7,548
Gross profit (loss)	(889)	1,706	1,130
Operating expenses:
Selling, general and administrative (1)	4,229	5,150	3,339
Research and development (1)	1,304	1,011	1,776
Restructuring	-	(24)	-
Goodwill impairment	-	27,903	-
Amortization of acquisition intangibles	186	272	138
Total operating expenses	5,719	34,312	5,253
Loss from operations	(6,608)	(32,606)	(4,123)
Other income (expense):
Interest income	506	578	836
Interest expense	(3)	(6)	(2)
Other	28	111	(32)
Total other income, net	531	683	802
Loss before income taxes	(6,077)	(31,923)	(3,321)
Provision (benefit) for income taxes	(215)	(237)	(385)
Net loss	$(5,862)	$(31,686)	$(2,936)
Loss per share:
Basic	$(0.13)	$(0.68)	$(0.06)
Diluted	$(0.13)	$(0.68)	$(0.06)
Shares used in computing loss per share:
Basic	46,737	46,810	47,377
Diluted	46,737	46,810	47,377

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$83	$106	$101
Selling, general and administrative expense	474	939	1,240
Research and development expense	120	126	246
	$677	$1,171	$1,587

ENTORIAN TECHNOLOGIES INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

	Three Months Ended
	March 31,	Dec. 31,	March 31,
	2008	2007	2007
GAAP loss from operations	$(6,608)	$(32,606)	$(4,123)
Non-GAAP adjustments:
Amortization and impairment of acquisition intangibles	774	1,426	1,838
Goodwill impairment	-	27,903	-
Stock-based compensation expense	677	1,171	1,587
Total non-GAAP adjustments	1,451	30,500	3,425
Non-GAAP loss from operations	$(5,157)	$(2,106)	$(698)

GAAP net loss	$(5,862)	$(31,686)	$(2,936)
Total non-GAAP adjustments affecting income from operations	1,451	30,500	3,425
Tax adjustment (1)	18	87	(419)
Non-GAAP net income (loss)	$(4,393)	$(1,099)	$70

Shares used in calculating non-GAAP diluted earnings (loss) per share	46,737	46,810	48,382

Non-GAAP diluted earnings (loss) per share	$(0.09)	$(0.02)	$0.00

(1) The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.

ENTORIAN TECHNOLOGIES INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	Dec. 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$33,633	$34,013
Investments	10,271	27,912
Accounts receivable	7,228	5,681
Inventories	2,931	2,921
Prepaid expenses	1,263	633
Income tax recoverable	1,851	1,969
Deferred tax asset	144	143
Other current assets	975	916
Total current assets	58,296	74,188
Property, plant and equipment, net	8,986	9,212
Long-term investments	9,815	-
Goodwill	4,953	4,953
Other intangibles, net	10,014	10,826
Other assets	134	234
Total assets	$92,198	$99,413

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,187	$3,348
Accrued compensation	1,308	1,428
Accrued liabilities	2,833	3,056
Current maturities of capitalized lease obligations	21	21
Total current liabilities	6,349	7,853
Capitalized lease obligations, less current maturities	49	54
Other accrued liabilities	190	199
Deferred tax liabilities	37	38

Stockholders' equity:
Capital stock	163,970	163,350
Treasury stock	(25,664)	(25,601)
Accumulated other comprehensive gain (loss)	(347)	44
Accumulated deficit	(52,386)	(46,524)
Total stockholders' equity	85,573	91,269
Total liabilities and stockholders' equity	$92,198	$99,413

CONTACT:
Entorian Technologies Inc.
Kirk Patterson, 512-454-9531
Senior Vice President and CFO
investors@entorian.com
or
Investor Contact:
Shelton Investor Relations
For Entorian Technologies Inc.
Beverly Twing, 972-239-5119 x 126
investors@entorian.com